Exhibit 10.1

AMENDMENT NO. 2
TO
CONSULTING SERVICES AGREEMENT

This Amendment No. 2 (“Amendment”) is entered into as of April 26, 2024 (“Effective Date”) by and between Board Advantage LLC, with an address of (“Consultant”), and Akari Therapeutics, Inc. located at 22 Boston Wharf Road, Fl 7, Boston, MA 02210 (“Akari”), and amends the Consulting Agreement dated July 17, 2023 and Amendment #1 dated September 27, 2023 between Akari and Consultant. Consultant and Akari are each referred to individually as a “Party” and together as the “Parties.” Capitalized terms shall have the meanings ascribed in the Agreement unless otherwise noted herein.

WHEREAS Akari and Consultant desire to modify the Consulting Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree as follows:

1.
Section 2 (Compensation), clause (a) shall be updated and replaced with: “Akari will continue to pay Consultant a fee for Services performed under this Agreement at the rate of $40,000 per month for services estimated at 80 hours per month. Consultant will commit limited additional hours as necessary, pending availability, to fulfill the requirements of the role. The Agreement remains fractional and not full-time to accommodate the Consultant’s other client commitments. Compensation will be paid in two (2) equal installments of $20,000 on the 15th and 30th day of each month in which services are rendered. This agreement will serve as documentation of the services to be performed by the Consultant and no further invoices will be required by Akari during the term of this Agreement.”
2.
Section 2, clause (b) shall be updated and replaced with: “You will be eligible for a 2024 target bonus of 45% of the Consulting Base Rate. The actual amount of the annual cash incentive fee earned will be determined by the Board, upon the recommendation of the Company’s Chief Executive Officer, based on performance against goals as established by the Board in its discretion, which may include Company and/or individual financial, strategic, and other goals and milestones. Additionally, you will be eligible for a transaction bonus of 10% of the consulting base rate related to the successful closure of the planned merger between Akari Therapeutics plc and Peak Bio Inc (together “the 2024 Bonus”). The 2024 Bonus, to the extent earned, will be paid on a pro-rata basis during 2024 based on the timing of the deal closure with Peak Bio Inc, with the first payment within 30 days of deal closure and the 2nd payment at the same time annual cash bonuses are paid to employees, generally expected to be no later than the 15th day of the third month after the end of the applicable fiscal year. For example of the pro-rata calculation, if the deal closure were to occur on the 31st of July (7/12 through the year 2024), the 2024 Bonus would be paid 7/12th at deal closure with the balance at the time of company annual bonus payments.”
3.
Section 2, clause (c) shall be updated and replaced with: “Subject to approval of Akari’s board of directors (the “Board”), the Company will make a one-time grant, with a grant date equivalent to the effective date of this amendment, to you in Restricted Stock Units (RSUs) that will fully vest on the first anniversary of the Grant Date equaling about 1% of the Company’s common shares outstanding on the date of grant. The Grant shall be made from a shareholder-approved Company equity grant plan and will be subject to the standard terms and conditions of the Akari Therapeutics Plc 2023 Equity Incentive Plan and the applicable equity award agreement (the “Equity Documents”). Should the Company terminate your engagement for any reason other than for cause prior to the full vesting date, the RSUs will continue to vest through the first anniversary date of the Grant or be accelerated, at the Company’s option. In the event of any conflict, any shares or options shall be governed by the terms of the Equity Documents.”
4.
Section 7, clause (a) shall be modified to remove termination date and (e) shall be added with: “In the event that the Company terminates your employment without Cause, and subject to (i) you signing a separation agreement and release in a form and manner satisfactory to the Company which shall include, without limitation, a general release of claims against the Company and all related persons and entities (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period, the Company shall pay you an amount equal to nine (9) months of your Consulting Base Rate plus eligible Target Bonus, prorated for the year of termination and for the same time period (the “Severance Amount”), payable as lump-sum.”
5.
Except as expressly set forth above, all other terms and conditions of the Agreement shall remain in full force and effect.

Agreed to and accepted by:

AKARI THERAPEUTICS PLC	BOARD ADVANTAGE LLC
By: /s/ Samir Patel	By: /s/ Wendy F. DiCicco
Printed Name: Samir Patel	Printed Name: Wendy F. DiCicco
Title: Board Member	Title: Interim CFO
Date: 4/26/24	Date: 4/26/24